To:	VNO FASHION LLC
Attention:	ROSS MORRISON
Address:	210 ROUTE 4 EAST, PARAMUS, NJ 07652
Fax:	_____________________

From:	SOCIÉTÉ GÉNÉRALE (“SG”)
Address:	17 COURS VALMY 92987 PARIS-LA DEFENSE, FRANCE
Date:	OCTOBER 7, 2010

Transaction Ref.:	_____________________
Confirmation Ref.:	_____________________

Call Option Transaction

This Call Option Confirmation amends the confirmation with Transaction Reference #5240577 and supersedes any and all previous confirmations in respect of the subject matter set forth herein.  The parties have entered into a transaction with the terms and conditions specified below on the Commencement Date specified below (the “Transaction”, and this document, the “Call Option Confirmation”).  This Call Option Confirmation constitutes a “Confirmation” as referred to in the Agreement.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Call Option Confirmation.  In the event of any inconsistency between the Equity Definitions or the Agreement and this Call Option Confirmation, this Call Option Confirmation will govern.  For purposes of the Equity Definitions, the Transaction shall be a Share Option Transaction.

This Confirmation evidences a complete and binding agreement between you (“Counterparty”) and us as to the terms of the Transaction to which this Confirmation relates. This Call Option Confirmation shall supplement, form a part of and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the “ISDA Form”). All provisions contained in the ISDA Form will govern this Confirmation as if we had executed an agreement in such form (but without any Schedule except for (i) the election of Loss and Second Method, the election of the laws of the State of New York as the governing law and USD as the Termination Currency; (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”; (iii) the election that “Cross Default” provisions of Section 5(a)(vi) shall apply to Counterparty, with a “Threshold Amount” of USD1) on the Trade Date of the first such Transaction between us and (iv) the incorporation by reference of the Set-Off provision contained in Section 6(f) of the form of ISDA 2002 Master Agreement. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

1.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Commencement Date:	September 28, 2010

Option Type:	Call

Option Style:	American

Seller:	SG

Buyer:	Counterparty

Shares:	The common stock of J.C. Penny Company Inc. (the “Issuer”) (ticker symbol: “JCP”).

Number of Options:	15,500,000

Strike Price:	50.00% of the Observation Period Price (which is $12.2437).

Observation Period Price:	The lesser of (a) the arithmetic average of the VWAP Prices for all Determination Days, and (b) USD25.00 (which is $24.4873).

Determination Day:	Each Scheduled Trading Day during the Observation Period.

Observation Period:	The period from, and including, September 13, 2010 to and including September 28, 2010.

VWAP Price:
For any Exchange Business Day, the volume-weighted average price per Share, as displayed on Bloomberg Page “JCP UN <Equity> AQR” (or any successor thereto) with respect to the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day, as determined by the Calculation Agent, or in the event such price is not so reported for such day for any reason or is manifestly erroneous, as reasonably determined by the Calculation Agent, subject to Cash Dividend below.

Cash Dividend:
If any Ex-Dividend Date in respect of a payment, dividend or other distribution by the Issuer to all or substantially all holders of the Shares in the form of solely cash (each, a “Cash Dividend”) occurs on any Determination Day, then, for each prior Determination Day for which the Relevant Price of the Shares (determined as if such prior Determination Day were a Valuation Date) was less than or equal to USD25.00, the Calculation Agent shall reduce each such VWAP Price per Share by an amount equal to the cash paid by the Issuer in respect of one Share in the relevant Cash Dividend.  The immediately preceding sentence shall apply to successive Cash Dividends.  For purposes of this paragraph, “Ex-Dividend Date” means the first date on which the Shares trade, regular way, on the Exchange without the right to receive the Dividend (from the Issuer or, if applicable, from the seller of the Shares, in the form of due bills or otherwise, as determined by the Exchange).

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Averaging Date Disruption:
Modified Postponement, applied to Determination Days as if such days were Averaging Dates; provided that Section 6.7(c)(iii)(A) of the Equity Definitions is hereby modified by inserting the words “the Calculation Agent may determine in its discretion that” after the word “then” in the sixth line thereof.  Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Determination Day, the Calculation Agent may determine that such Determination Day is a Disrupted Day only in part, in which case (i) such day shall be a Determination Day and the Scheduled Trading Day immediately following the date that would otherwise be the last Determination Day shall be an additional Determination Day, (ii) the Calculation Agent shall determine the VWAP Price on the Determination Day that is a partially Disrupted Day on the basis of transactions in the Shares on the Exchange on such Determination Day, taking into account the nature and duration of the relevant Market Disruption Event and (iii) the Calculation Agent shall determine the Observation Period Price using an appropriately weighted average of VWAP Prices on the Determination Days instead of the arithmetic average.  Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.  Section 6.6(a) of the Equity Definitions is hereby amended by replacing the word “shall” in the fifth line thereof with the word “may,” and by deleting clause (i) thereof, and Section 6.7(c)(iii)(A) of the Equity Definitions is hereby amended by replacing the word “shall” in the sixth and eighth line thereof with the word “may.”

Premium:	The lesser of (i) the product of (x) 52.50%, (y) the Number of Options and (z) the Observation Period Price and (ii) USD13.125, rounded to the nearest whole cent (which is $12.8558 per Option).

Premium Payment Date:	The third Exchange Business Day immediately following the Commencement Date.

Additional Premium:	The product of (x) $1.6250 and (y) the Number of Options.

Payment of Additional Premium:	On the Additional Premium Payment Date, the Buyer shall pay the Seller the Additional Premium.

Additional Premium Payment Date:	The first Exchange Business Day immediately following October 7, 2010.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Scheduled Trading Day:	A day on which each Exchange and each Related Exchange are scheduled to be open for trading for their respective regular trading sessions.

Procedures for Exercise:

Conditions to Physical Settlement:
Buyer may not exercise any Options with Physical Settlement under the Transaction until any required filings and any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated hereby, as determined by Counterparty, shall have been made or shall have expired or been terminated, as applicable.  Any such exercise shall constitute a representation by the Buyer that such filings have been made and any such waiting periods have expired.

Latest Exercise Time:	The earlier of (i) 12:00 p.m. (New York City time) and (ii) two hours prior to the close of the Exchange.

Expiration Time:	The earlier of (i) 12:00 p.m. (New York City time) and (ii) two hours prior to the close of the Exchange.

Expiration Date:	March 27, 2012.

Multiple Exercise:	Applicable

Minimum Number of Options:	1

Integral Multiple:	1

Maximum Number of Options:	The number of unexercised Options

Automatic Exercise:	Applicable (with respect to in-the-money Options only)

Settlement Terms:

Settlement Method:
Physical Settlement (unless Cash Settlement is elected by the Counterparty in accordance with the terms hereof); provided that, in respect of Physical Settlement, clause (a) of Section 9.4 of the Equity Definitions is hereby amended by adding the words “as soon as practicable, but in any event no later than” before the words “one Settlement Cycle”.

Settlement Method Election:	Applicable.

Electing Party:	Buyer.

Settlement Method Election Date(s):	Any Scheduled Trading Day that is no more than 527 calendar days following the Commencement Date.

Cash Settlement Terms:

Cash Settlement:	If Cash Settlement is elected, the following terms will apply.

Condition to Cash Settlement:
The Buyer represents to the Seller that the Buyer has not been, is not and will not, prior to the Cash Settlement Payment Date, become, an “Affiliate” (as defined under Rule 144 pursuant to the Securities Act of 1933, as amended) of the Issuer.  If the Buyer is unable to make such representation, Physical Settlement will apply.

For the avoidance of doubt, the first day on or after which Buyer may elect Cash Settlement is April 1, 2011.

Multiple Exercise:	Applicable, as modified herein for Cash Settlement.

Latest Exercise Time:
In respect of a Number of Options, 4 p.m. (New York time) on the date that the Buyer elects Cash Settlement in respect of such Number of Options; provided that, if the Buyer has not elected Cash Settlement by the date that is 527 calendar days following the Commencement Date, Physical Settlement will be deemed to apply.

Number of Options Exercised:
The Number of Options exercised (or deemed exercised) on one or more Exercise Dates, as communicated by Buyer to Seller by the Latest Exercise Time; provided, however, that the valuation related to such Number of Options exercised will occur during the 15 successive Scheduled Trading Days commencing on (and including) the Scheduled Trading Day immediately following such Exercise Date, as set forth herein (each an “Averaging Date”).

Valuation Date:	In respect of a Number of Options, the date that is 15 successive Scheduled Trading Days after the Scheduled Trading Day immediately following the Exercise Date in respect of such Number of Options.

Averaging Date Disruption:	Without modifying other terms with respect to Averaging Date Disruptions set forth above and solely for the purposes of Cash Settlement, Modified Postponement will apply.

Option Cash Settlement Amount:	As set forth in Section 8.2 of the Equity Definitions.

Relevant Price:	For purposes of Section 6.7 of the Equity Definitions, with respect to any Options for which Cash Settlement is elected, the VWAP Price.

Cash Settlement Payment Date:	In respect of a Number of Options and an Exercise Date, three (3) Currency Business Days following the Valuation Date related to such Exercise Date.

Seller’s Agent’s Telephone Number and Contact Details for purpose of Giving Notice:	Jonathan Bensimon 1 (212) 278-5548

Dividends:

Extraordinary Dividend:
Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions) the Ex-Dividend Date for which occurs during the Dividend Period and the amount or value of which differs from the Ordinary Dividend Amount for such dividend or distribution, as determined by the Calculation Agent.

Ordinary Dividend Amount:
USD0.20 for the first dividend or distribution on the Shares for which the Ex-Dividend Date falls within a regular dividend period of the Issuer, and zero for any subsequent dividend or distribution on the Shares for which the Ex-Dividend Date falls within the same regular dividend period of the Issuer.  If no Ex-Dividend Date for a cash dividend occurs within a regular dividend period of the Issuer, the Issuer shall be deemed to have paid an Extraordinary Dividend equal to USD0.00 per Share with an Ex-Dividend Date of the historical ex-dividend date within such period, as determined by the Calculation Agent.

Consequences of an Extraordinary Dividend:
If an Extraordinary Dividend occurs, the Calculation Agent shall adjust (i) the Strike Price such that the Strike Price in effect immediately following the occurrence of such Extraordinary Dividend shall be equal to the Strike Price in effect immediately preceding such Extraordinary Dividend divided by the Dividend Ratio and (ii) the Number of Options such that the Number of Options in effect immediately following the occurrence of such Extraordinary Dividend shall be equal to the lesser of (a) Number of Options in effect immediately preceding such Extraordinary Dividend multiplied by the Dividend Ratio, and (b) 130% of the Number of Options as of the Trade Date (as such Number of Options may be adjusted for any other Extraordinary Event and Potential Adjustment Events); provided that, if clause (b) applies, the Calculation Agent shall make an adjustment to the Transaction that preserves the fair value of the Transaction absent the limit in clause (b).  The immediately preceding sentence shall apply to successive Extraordinary Dividends.  For the avoidance of doubt, the Strike Price may never be less than zero.

Dividend Period:	The period from but excluding the Commencement Date to and including the Expiration Date.

Dividend Ratio:	(i) One plus (ii) the quotient of (A) the Extraordinary Dividend Amount, divided by (B) the difference between (x) the Reference Level minus (y) the Extraordinary Dividend Amount.

Extraordinary Dividend Amount:	The amount of value of the relevant Extraordinary Dividend, as determined by the Calculation Agent, minus the Ordinary Dividend Amount.

Reference Level:	The Relevant Price of the Shares on the Exchange Business Day immediately preceding the relevant Ex-Dividend Date (determined as if such Exchange Business Day were a Valuation Date).
Adjustments:

Method of Adjustment:
Calculation Agent Adjustment; provided that, notwithstanding any provision to the contrary in the Equity Definitions, the adjustments pursuant to Section 11.2(c) thereof in respect of an Extraordinary Dividend shall be as set forth above under “Dividends”.

For the avoidance of doubt, upon the occurrence of any event described in the definition of “Potential Adjustment Event” in Section 11.2(e) of the Equity Definitions, the Calculation Agent may, in making an adjustment to this Transaction, take into account:  (a) the effect on the Hedging Party and/or its Hedge Position that such Potential Adjustment Event has in light of the Hedging Party’s regulatory requirements or limitations and reasonable policies implementing such requirements or limitations (including, but not limited to, by setting a maximum Number of Options or Number of Share to which such options relate); and/or (b) any disadvantage, relative to other holders of Shares, to which the Hedging Party and/or its Hedging Position may be subject as a result of any action of the Counterparty or any group of which the Counterparty may be deemed to be a member or participant.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Composition of Combined Consideration:	Not Applicable

Tender Offer:	Not Applicable

Nationalization, Insolvency or Delisting:
Cancellation and Payment (Calculation Agent Determination).  Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (A) inserting into the first line thereof the reference “(1)” after the word “means” and (B) inserting the following words immediately after the words “from transferring them” at the end thereof: “or (2) at SG’s option, the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the Agreement with respect to that Issuer.”

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:
Applicable; provided that, if a Hedging Disruption affects only part of the hedge that the Hedging Party deems necessary in order to hedge the Hedging Party’s risk under this Transaction, only an equivalent portion of the Transaction shall terminate and the remainder of the Transaction shall continue in accordance with its terms; provided, further, that, for the avoidance of doubt, the Hedging Party may not declare a Hedging Disruption for any reason related to the application of Section 16 of the Exchange Act, or any rules promulgated thereunder, or any policies or procedures of the Hedging Party related thereto, to the hedging activities of the Hedging Party.

Increased Cost of Hedging:	Not Applicable

Hedging Party:	SG for all applicable events

Determining Party:	SG for all applicable events

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Rebate Amount:

Payment of Rebate Amount:
Upon any exercise of the Call Option prior to the First Rebating Date in respect of which Physical Settlement applies, SG will pay to Counterparty the Rebate Amount determined on such Exercise Date.

Upon any exercise of the Call Option prior to the First Rebating Date in respect of which Cash Settlement applies, SG will pay to Counterparty the Rebate Amount on the date such Rebate Amount is determined.

First Rebating Date:	December 27, 2010

Rebate Amount:
In respect of a Number of Options, the amount determined on the Exercise Date in respect of such Number of Options equal to the sum of (A) the product of (a) the Remaining Fraction, (b) 0.88%, (c) the Number of Options exercised on such Exercise Date multiplied by the Option Entitlement, (d) two, and (e) the Strike Price, and (B) the product of (a) $1.20, and (b) Number of Options.

Remaining Fraction:
In respect of Physical Settlement, on any Exercise Date, the quotient of (a) the number of calendar days remaining between such Exercise Date and the First Rebating Date, and (b) 90.

In respect of Cash Settlement, on any Exercise Date, the quotient of (a) the difference between (i) the number of calendar days remaining between such Exercise Date and the First Rebating Date, and (ii) eight, and (b) 90.

Secondary Rebate Amount:

Payment of Secondary Rebate Amount:
Upon any exercise of the Call Option on or after the First Rebating Date but prior to the Expiration Date in respect of which Physical Settlement applies, SG will pay to Counterparty the Secondary Rebate Amount determined on such Exercise Date.
Upon any exercise of the Call Option on or after the First Rebating Date but prior to the Expiration Date in respect of which Cash Settlement applies, SG will pay to Counterparty the Secondary Rebate Amount on the date such Rebate Amount is determined.

Secondary Rebate Amount:
In respect of a Number of Options, the amount determined on the Exercise Date in respect of such Number of Options equal to the product of (a) the Secondary Remaining Fraction, (b) $1.20, and (c) the Number of Options exercised on such Exercise Date multiplied by the Option Entitlement.

Secondary Remaining Fraction:	In respect of Physical Settlement, on any Exercise Date, the quotient of (a) the number of calendar days remaining between such Exercise Date and the Expiration Date, and (b) 455.

In respect of Cash Settlement, on any Exercise Date, the quotient of (a) the difference between (i) the number of calendar days remaining between such Exercise Date and the Expiration Date, and (ii) eight, and (b) 455.

In respect of Cash Settlement, on any Exercise Date, the quotient of (a) the difference between (i) the number of calendar days remaining between such Exercise Date and the Expiration Date, and (ii) eight, and (b) 90.

2.	Calculation Agent:
SG. The Calculation Agent agrees that it shall make all calculations, adjustments and determinations required pursuant to this Transaction in good faith and a commercially reasonable manner, in accordance with Section 1.40 of the Equity Definitions. The Calculation Agent shall provide, upon request of Counterparty, a schedule of all calculations, adjustments and determinations in reasonable detail and in a timely manner.

3.	Collateral:	For purposes of the CSA, there shall be no Independent Amount applicable to SG or Counterparty in respect of the Transaction.

In respect of Cash Settlement, on any Exercise Date, the quotient of (a) the difference between (i) the number of calendar days remaining between such Exercise Date and the Expiration Date, and (ii) eight, and (b) 455.

4.	Address for Notices:

Notice to SG:
Societé Générale Tour Société Générale 17 Cours Valmy 92987 Paris La-Defense cedex Facsimile No.: Telephone No.: Attention:

with a copy to:

Société Générale c/o SG Americas Securities, LLC 1221 Avenue of the Americas New York, New York 10020 Facsimile No.: Telephone No.: Attention:

	Notice to Counterparty:	To be Advised.

5.	Account Details:

	Account for payments to SG:	To be Advised.

	Account for delivery of Shares to Counterparty:	To be Advised.

6.	Other Provisions:

(a)	Additional Representations and Warranties of the Parties.

Each party (each a “Party” and together the “Parties”) hereby represents, acknowledges and warrants to the other Party as of the date hereof, and covenants with the other Party, that:

(i)
It is not entering into the Transaction “on the basis of” (as such phrase is defined in Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) any material non-public information regarding the Shares or the Issuer.

(ii)
It understands and agrees that Counterparty will not be entitled to any voting rights in respect of any Shares prior to delivery by SG of such Shares to Counterparty following an exercise of Options under the Call Option Transaction.

(iii)
It agrees and acknowledges that there are no voting, hedging or settlement arrangements between Counterparty and SG with respect to any Shares or the Issuer, other than the specific terms set forth in this Call Option Confirmation.

(iv)	It is an “eligible contract participant” as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(v)
It is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(vi)
It is, and shall be as of the date of any payment or delivery by it hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

(vii)
Without limiting the generality of Section 3(a)(iii) of the Agreement, it is and, after giving effect to the Transaction, will be in compliance with its reporting obligations under Section 16, Section 13(d) and Section 13(g) of the Exchange Act, and it will provide the other Party with a copy of any report filed thereunder in respect of the Transaction promptly upon filing thereof.

(viii)
Without limiting the generality of Section 13.1 of the Equity Definitions, it acknowledges that (A) the other Party is not making any representations or warranties or giving any advice with respect to the legal, regulatory, accounting or tax treatment of the Transaction, and it has consulted with its own legal, regulatory, accounting and tax advisors with respect to the Transaction, (B) none of SG and its affiliates has acted or will act as Counterparty’s fiduciary in any way and none of Counterparty and its affiliates has acted or will act as SG’s fiduciary in any way, and (C) the other Party has no fiduciary duties to it; and it is not relying, has not relied and will not rely upon any communication (written or oral) of it or any of its affiliates. It has made or will make its own independent decision to enter into the Transaction based upon its own judgment and upon advice of such advisors as it deems necessary.

(ix)
Promptly upon becoming aware of any Event of Default or Potential Event of Default where it is or would be the Defaulting Party, it will notify the other Party, specifying the nature of such Event of Default or Potential Event of Default, and will give to the other Party such other information about such Event of Default or Potential Event of Default as the other Party may reasonably require.

(b)	Securities Contract.

The parties hereto agree and acknowledge that SG is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that (A) this Call Option Transaction will be (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “settlement payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code and any cash, securities or other property provided as performance assurance, credit support or collateral with respect to the Transaction is a “margin payment” and “transfer” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is “transfer” within the meaning of Section 546 of the Bankruptcy Code, (B) the rights given to SG hereunder and under the Agreement upon the occurrence of an Event of Default, Termination Event or Extraordinary Event constitute a “contractual right” to cause the liquidation, termination or acceleration of, and to offset or net out termination values, payment amounts and other transfer obligations under or in connection with a “securities contract” and a “swap agreement” and a “contractual right” under a security agreement or arrangement forming a part of or related to a “securities contract” and a “swap agreement”“ as such terms are used in Sections 555, 560, 561, 362(b)(6) and 362(b)(I7) of the Bankruptcy Code, and (C) SG is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(c)	Private Placement.

Buyer represents and warrants to Seller that (i) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (ii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) it understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(d)	Designation by SG.

SG (the “Designator”) may designate any of its affiliates (the “Designee”) to deliver and otherwise perform its obligations to deliver any Shares in respect of the Transaction, and the Designee may assume such obligations and the obligations of SG under the Transaction with respect to such Shares. Such designation shall not relieve the Designator of any of its obligations hereunder. Notwithstanding the previous sentence, if the Designee shall have performed the obligations of the Designator hereunder, then the Designator shall be discharged of its obligations to Counterparty to the extent of such performance.

(e)	Assignment.

The rights and duties under this Call Option Confirmation  may not be assigned or transferred by any party hereto without the prior written consent of the other party hereto, such consent not to be unreasonably withheld; provided that SG may assign or transfer any of its rights or duties hereunder to any of its affiliates whose obligations and performance is guaranteed by SG pursuant to terms reasonably satisfactory to Counterparty without the prior written consent of Counterparty.

(f)	Matters relating to SG and the Agent.

(i)
SG is not registered as a broker or dealer under the Exchange Act. Agent has acted solely as agent for SG and Counterparty to the extent required by law in connection with the Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under the Transaction. The parties agree to proceed solely against each other, and not against Agent, in seeking enforcement of their rights and obligations with respect to the Transaction, including their rights and obligations with respect to payment of funds and delivery of securities.

	(ii)	Agent may have been paid a fee by SG in connection with the Transaction. Further details will be furnished upon written request.

	(iii)	The time of the Transaction will be furnished by Agent upon written request.

(g)
Survival of Representations and Warranties. For the avoidance of doubt, the representations and warranties contained or incorporated by reference in this Call Option Confirmation shall survive any settlement or termination of the Transaction.

(h)	Miscellaneous.

(i)
Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Call Option Confirmation, the Agreement or the CSA. Each party (x) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (y) acknowledges that it and the other party have been induced to enter into this Call Option Confirmation by, among other things, the mutual waivers and certifications in this Section.

(ii)
THIS CALL OPTION CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE. EACH PARTY HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK. THE PARTIES HERETO HEREBY AGREE THAT THE CUSTODIAN’S JURISDICTION, WITHIN THE MEANING OF SECTION 8-110(e) OF THE UCC, INSOFAR AS IT ACTS AS A SECURITIES INTERMEDIARY HEREUNDER OR IN RESPECT HEREOF, IS THE STATE OF NEW YORK.

(iii)
Except as expressly provided herein, neither this Call Option Confirmation nor any other agreement is intended, or shall be construed, to create any rights in any person other than Counterparty, SG and their respective successors and permitted assigns and no other person shall assert any rights as third-party beneficiary hereunder. Whenever any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party. All the covenants and agreements herein contained by or on behalf of Counterparty and SG shall bind, and inure to the benefit of, their respective successors and permitted assigns whether so expressed or not.

(iv)
Any provision of this Call Option Confirmation may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by SG and Counterparty, and in the case of a waiver, by the party against whom the waiver is to be effective.

(v)
Counterparty acknowledges and agrees that the Transaction (A) shall not constitute a bank savings account, deposit account or brokerage account transaction, (B) will not be insured by the Federal Deposit Insurance Corporation or any other Federal agency, the Securities Investor Protection Corporation, the Options Clearing Corporation or any other entity, and (C) will not be guaranteed by any depositary institution.

(vi)
Recording of Conversations. Each party (A) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties in connection with the Transaction, (B) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (C) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any suit, action or proceeding relating to a dispute arising out of or in connection with the Transaction.

(vii)
If the Counterparty is a member of a “group” within the meaning of Section 13(d) of the Exchange Act with Pershing Square, L.P., Pershing Square II, L.P., Pershing Square International, Ltd., and Pershing Square Holdco IIIA, LLC, after members of such “group” acquire directly or indirectly the beneficial ownership of more than five percent of the common stock of the Issuer, the Counterparty shall, within ten days after the acquisition, file with the Securities and Exchange Commission, a joint statement or separate statements containing the information required by Schedule 13D and disclosing that they are members of a “group” within the meaning of Section 13(d) of the Exchange Act.  The Counterparty agrees that such filing shall be updated from time to time as required by law.

[Remainder of Page Intentionally Left Blank]

Please confirm that the foregoing correctly sets forth the terms of our Transaction to you by signing and returning this Confirmation.

Yours faithfully,
SOCIÉTÉ GÉNÉRALE
By:	/s/ Helene Brakha
Name: BRAKHA Helene
Title: Vice President

Confirmed as of the date first written above:

VNO FASHION LLC

By: /s/ Steven Roth